Hayward® Expands Presence in Outdoor Living Market with Acquisition from Halco Lighting Technologies®
Specialty Lighting Business grows Hayward’s product line both in and around the pool

CHARLOTTE, N.C. – June 2, 2022 -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a global designer, manufacturer, and marketer of a broad portfolio of pool equipment and technology, announced today the acquisition of the specialty lighting business of Halco Lighting Technologies (“Halco”).
Halco’s specialty lighting business includes a robust portfolio of lighting solutions serving the residential and commercial pool, spa, fountain, and landscape lighting market segments. The products are recognized as industry leaders in their respective categories and includes established lighting brands such as ColorSplash®, J&J ElectronicsTM, PureWhite®, and Sollos®. The acquisition reinforces Hayward’s leadership and commitment to the pool and spa lighting business and marks another step in the Company’s entry into the landscape and bulb market.
“We’re excited to bring these lighting platforms into our business and provide customers with the ability to control even more of the yard in the palm of their hand by leveraging Hayward’s leading OmniLogic® automation technology,” said Kevin Holleran, CEO of Hayward. “I’m proud of the Company’s ongoing innovation, and our ability to continue to leverage Omni® through the integration of smart, connected products to deliver ambiance and comfort with our simple to use Omni App. Consumers are excited about unique options to enhance their outdoor oasis.”
OmniLogic, Hayward's cloud-based pool and spa automation platform, has long set the industry standard for pool control and management—including integration with voice-enabled devices (via Amazon® Alexa® and Google Assistant®). OmniLogic plays a central role in Hayward’s innovative SmartPad™ collection of connected equipment, which has been an area of rapid development and growth for the Company in recent years.
“We are proud and excited to see the business enter its next chapter of growth and expansion under Hayward’s ownership,” said Chris Chickanosky, CEO of Halco Lighting Technologies.
This acquisition builds upon Hayward’s strong growth momentum, following the earlier announced acquisitions of Water Works, SmartPower™ and SmartValve. Hayward’s portfolio of technology and products is working to deliver more sustainable, energy-efficient and easy to use solutions for the outdoor space.

About Hayward Holdings, Inc.
Hayward Holdings, Inc. (NYSE:HAYW) is a leading global designer and manufacturer of pool equipment and technology all key to the SmartPad conversion strategy designed to provide a superior outdoor living experience. Hayward offers a full line of innovative, energy-efficient and sustainable residential and commercial pool equipment, including a complete line of advanced pumps, filters, heaters, automatic pool cleaners, LED lighting, internet of things (IoT) enabled controls, alternate sanitizers and water features.

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Source: Hayward Holdings, Inc.